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Exhibit 99.1


               FIRST CAPITAL, INC. REPORTS SECOND QUARTER EARNINGS

Corydon, Indiana--(BUSINESS WIRE)--July 23, 2004. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $861,000 or $0.31 per diluted share for the quarter ended June 30, 2004, compared to $1.0 million or $0.36 per diluted share during the same period in 2003.

The reduction in earnings was caused by a decrease in interest income and an increase in noninterest expense, partially offset by an increase in noninterest income.

Net interest income after provision for loan losses decreased $147,000 for the quarter ended June 30, 2004 as compared to the quarter ended June 30, 2003. Interest income decreased $220,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets declined from 6.15% during the quarter ended June 30, 2003 to 5.65% for the same period in 2004. Interest expense and the provision for loan losses decreased by $18,000 and $55,000, respectively when comparing the two periods.

Noninterest income increased $113,000 for the quarter ended June 30, 2004 as compared to the quarter ended June 30, 2003. The June 2004 sale of property adjacent to the branch in New Salisbury resulted in a gain of $43,000. Mortgage brokerage fees and gains on the sale of mortgage loans increased $32,000 and $23,000, respectively, when comparing the two periods.

Noninterest expenses increased $183,000 as compared to the quarter ended June 30, 2003. Compensation and benefits increased $202,000 when comparing the quarters ended June 30, 2004 and June 30, 2003, primarily due to a reduction in compensation and benefits costs deferred in connection with loan originations and an increase in staff. The refinancing wave the Bank experienced during 2003 resulted in a reduction of compensation and benefits of $164,000 during the quarter ended June 30, 2003 due to the deferral of the costs associated with underwriting loans. The same period in 2004 resulted in a reduction of only $99,000 as the pace of loan originations declined.

For the six months ended June 30, 2004, the Company earned $1.7 million or $0.60 per diluted share compared to $1.7 million or $0.64 for the same period in 2003.

Net interest income after provision for loan loss increased $445,000 during the first six months of 2004 compared to the same period in 2003. Interest income increased $511,000 when comparing the two periods, primarily due to an increase in the average balance of interest-earning assets from $335.9 million during the first six months of 2003 to $386.4 million for the same period in 2004. Much of this increase was the result of the March 2003 acquisition of Hometown Bancshares, Inc. (Hometown), the holding company for Hometown National Bank, in New Albany, Indiana. Interest expense increased $146,000 and the provision for loan losses decreased $80,000 when comparing the two periods.

Noninterest income increased $192,000 primarily due to increases in service charges on deposits of $81,000 and mortgage brokerage fees of $70,000.

Noninterest expenses increased $704,000 primarily due to an increase of $597,000 in compensation and benefits. The increase in compensation and benefits was primarily due to the Hometown acquisition, which caused the total number of employees to increase by over 20%. The two former Hometown offices in New Albany and Floyds Knobs, as well as the new Jeffersonville office opened in May of 2003, have contributed to a $61,000 increase in occupancy and equipment expenses.

Total assets as of June 30, 2004 were $417.8 million compared to $409.1 million at December 31, 2003. Net loans receivable increased $12.4 million during the period and was the primary factor behind the asset growth. The funding for loan growth was provided by an increase in deposits of $5.0 million and a decrease in cash and due from banks of $4.2 million.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

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Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                               FIRST CAPITAL, INC. AND SUBSIDIARY
                         Consolidated Financial Highlights (Unaudited)

                                                                  SIX MONTHS ENDED                      THREE MONTHS ENDED
                                                                       JUNE 30,                               JUNE 30,
OPERATING DATA                                                 2004             2003                     2004          2003
                                                               ----             ----                     ----          ----
  (Dollars in thousands, except per share data)
Total interest income                                     $    10,857       $     10,346              $     5,418    $    5,638
Total interest expense                                          4,459              4,313                    2,233         2,251
                                                          ------------      -------------             ------------   -----------
Net interest income                                             6,398              6,033                    3,185         3,387
Provision for loan losses                                         245                325                      120           175
                                                          ------------      -------------             ------------   -----------
Net interest income after provision for loan losses             6,153              5,708                    3,065         3,212

Total non-interest income                                       1,296              1,104                      708           595
Total non-interest expense                                      4,888              4,184                    2,449         2,266
                                                          ------------      -------------             ------------   -----------
Income before income taxes                                      2,561              2,628                    1,324         1,541
Income tax expense                                                867                907                      463           541
                                                          ------------      -------------             ------------   -----------
Net income                                                $     1,694       $      1,721              $       861    $    1,000
                                                          ============      =============             ============   ===========

Net income per common share, basic                        $      0.61       $       0.65              $      0.31    $     0.36
                                                          ============      =============             ============   ===========
Weighted average common shares outstanding - basic          2,774,654          2,642,998                2,773,463     2,770,392

Net income per common share, diluted                      $      0.60       $       0.64              $      0.31    $     0.36
                                                          ============      =============             ============   ===========
Weighted average common shares outstanding - diluted        2,810,700          2,679,963                2,809,951     2,806,492

                                                             JUNE 30,       DECEMBER 31,
BALANCE SHEET INFORMATION                                     2004             2003
                                                              ----             ----

Cash and due from banks                                   $     7,961       $     12,190
Interest bearing deposits with banks                            1,449              1,371
Investment securities                                          67,695             67,751
Gross loans                                                   319,091            306,633
Allowance for loan losses                                       2,514              2,433
Earning assets                                                389,008            376,416
Total assets                                                  417,840            409,138
Deposits                                                      307,493            302,468
FHLB debt                                                      62,988             60,242
Stockholders' equity                                           43,852             43,895
Non-performing assets:
  Nonaccrual loans                                              2,872              2,637
  Foreclosed real estate                                          514                225

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